Exhibit 21(1)(a)
Credit Acceptance Corporation
Schedule of Credit Acceptance Corporation Subsidiaries
The following is a list of subsidiaries as of the date of this filing of Credit Acceptance Corporation, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined by the Securities and Exchange Commission Regulation S-X.

Arlington Investment Company	Credit Acceptance Wholesale Buyers Club, Inc.

Buyers Vehicle Protection Plan, Inc.	CAC Scotland

AutoNet Finance Company.com, Inc.	CAC Luxembourg, S.a.r.l

CAC Warehouse Funding Corporation II	CAC UK Funding, Ltd.

CAC Leasing, Inc.	CAC (TCI) Ltd.

CAC Reinsurance, Ltd.	Credit Acceptance Motors, Inc.

Credit Acceptance Corporation of Nevada, Inc.	Automotive Payment Services, Inc.

Credit Acceptance Corporation of South Dakota, Inc.	Credit Acceptance Funding LLC 2007-1

CAC International Holdings, LLC	Credit Acceptance Funding LLC 2007-2

Vehicle Remarketing Services, Inc.	Credit Acceptance Auto Dealer Loan Trust 2007-2

Credit Acceptance Corporation UK Limited	CAC Warehouse Funding III, LLC

CAC of Canada Company	Credit Acceptance Funding LLC 2008-1

Credit Acceptance Corporation Ireland Limited	Credit Acceptance Auto Loan Trust 2008-1

Auto Funding America, Inc.	VSC Re Company

Auto Funding America of Nevada, Inc.	Credit Acceptance Funding LLC 2009-1

Auto Lease Services, LLC	Credit Acceptance Auto Loan Trust 2009-1